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Exhibit 11.1

                   VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
                      (companies in the development stage)
                 STATEMENT OF CALCULATION OF NET LOSS PER SHARE
                    (in thousands, except per share amounts)

                                   ---------

                                                                                                    FISCAL YEAR ENDED
                                                                                            ----------------------------------
                                                                                            MARCH 30,   MARCH 31,   MARCH 26,
                                                                                               1997        1996        1995
                                                                                            ----------  ----------  ----------
Actual weighted average shares of common stock
  outstanding for the period                                                                    21,684      21,261      20,059

Net loss for period                                                                         $  (15,888) $  (17,593) $  (33,629)

Net loss per share for period                                                               $    (0.73) $    (0.83) $    (1.68)

Dilutive common stock warrants and stock options have not been included in the calculations of common and common equivalent shares to calculate net loss per share, as their inclusion would be antidilutive.